1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co.
Updates Gulf of Mexico Operations and Impacts of
Hurricanes Gustav and Ike

NEW ORLEANS, LA, October 7, 2008 – McMoRan Exploration Co. (NYSE: MMR) today reported on the status of its operations following Hurricanes Gustav and Ike, which impacted Gulf of Mexico operations prior to making landfall on the coasts of Louisiana and Texas on September 1, 2008 and September 13, 2008, respectively.  Following these events, McMoRan completed initial assessments of the McMoRan-operated structures and received reports from third-party operators on certain properties, including Flatrock at South Marsh Island Block 212.

There was no significant damage to McMoRan’s properties resulting from Hurricane Gustav.  Assessments following Hurricane Ike identified several platforms, comprising approximately 3 percent of production and 2 percent of reserves, with significant structural damage.  Substantially all of McMoRan’s remaining production facilities are capable of resuming production pending restoration of downstream pipelines and facilities operated by third parties.

McMoRan has re-established production at a current rate of approximately 140 million cubic feet of natural gas equivalents per day (MMcfe/d), approximately 50 percent of average production rates in July and August of 2008.  Based on reports from third party operators of downstream facilities and pipelines, McMoRan expects significant additional production to be restored in the fourth quarter of 2008.

The operator of the Tiger Shoal facility, which processes production from the OCS 310/Lousiana State Lease 340 area including Flatrock, indicated no material damage to the structures and production at Flatrock was re-established on September 22, 2008.  The three wells are currently producing at a gross rate of approximately 175 MMcfe/d, 32.5 MMcfe/d net to McMoRan.  Exploration and development activities in this important area are continuing as previously scheduled.

McMoRan’s third quarter production was previously estimated in July 2008 to approximate 280 MMcfe/d.  Through August 31, 2008, McMoRan’s production averaged approximately 290 MMcfe/d.  McMoRan estimates that its third quarter 2008 net production averaged approximately 220 MMcfe/d.  Based on current information from third party operators of downstream facilities, McMoRan currently expects fourth quarter production to average approximately 180 MMcfe/day and reach pre-storm levels in early 2009; however the timing is likely to change as new information on these facilities becomes available.  McMoRan will provide an update of its production outlook when it reports third quarter 2008 results on October 20, 2008.

McMoRan is engaged in development activities at Flatrock (completion of the No. 4 well and drilling of the  No. 5 well) and in exploratory activities on the following prospects, South Timbalier Block 168, Tom Sauk on Louisiana State Lease 340, and Northeast Belle Isle in St. Mary Parish, Louisiana.  These rigs sustained no significant damage in the storms and operations have resumed.

Following is a status report on McMoRan’s in-progress exploration and development wells:

In-progress wells	Working Interest	Current Depth	Status
Flatrock No. 4 – “C” location Development Well	25.0%	18,500’	Completing in the Rob-L section
Flatrock No. 5 – “E” location Development Well	25.0%	15,300’	Spud July 1, 2008: targeting Rob-L and Operc sands, drilling to proposed total depth of 18,400’
South Timbalier Block 168	32.3%	32,850’	Drilling ahead: permitted to 35,000’
Tom Sauk Louisiana State Lease 340	18.3%	11,700’	Spud August 14, 2008: drilling towards a proposed total depth of 19,000’
Northeast Belle Isle St. Mary Parish, LA	35.7%	9,400’	Spud August 24, 2008: drilling towards a proposed total depth of 18,500’

The Flatrock No. 4 (“C” location) infill development well was drilled to a total depth of 18,500 feet in August 2008 and is being completed in the same Rob-L sand which is currently producing at an approximate rate of 100 MMcfe/d in the Flatrock No. 2 well (“B” location).  The No. 4 well should be capable of flowing at similar high rates.

The Flatrock No. 5 (“E” location), which commenced drilling on July 1, 2008, is located between the Flatrock No. 1 discovery and the Flatrock No. 2 wells.  The No. 5 well is drilling below 15,300 feet and log-while-drilling tools have indicated hydrocarbon bearing sands in the Rob-L section approximating 115 net feet over a total approximate 205 foot gross interval.  The primary Rob-L sand should be capable of flowing at similar high rates seen in the Flatrock No. 2 well mentioned above.  The well will be deepened to a proposed total depth of 18,400 feet to evaluate additional targets in the Rob-L and Operc sections.

Following completion activities at Flatrock No. 4, the rig will be moved to the Flatrock “F” location to drill the No. 6 delineation well on South Marsh Island Block 217.  The Flatrock No. 6 well is located approximately 3,000 feet southeast of the Flatrock No. 3 well currently producing in the Operc and approximately 8,000 feet north northwest of the Hurricane Deep well that was productive in the Gyro.  Flatrock No. 6 will target the deeper Operc, which could add significant new reserves to the Flatrock field, already a major discovery, and possibly penetrate the upper Gyro section of the Flatrock/Hurricane Deep structure.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in Flatrock.  Plains Exploration & Production Company (NYSE: PXP) holds a 30.0 percent working interest.

The South Timbalier Block 168 No. 1 ultra-deep exploratory well (formerly known as Blackbeard West No. 1) is drilling below 32,850 feet to evaluate potentially significant targets.  Previous logs had indicated three potential hydrocarbon bearing zones that would require further evaluation.  Recent logs in October 2008 indicated that the well has encountered a fourth potential hydrocarbon bearing zone.  The South Timbalier Block 168 well, which is permitted to 35,000 feet, is located on the top of the identified structure.  Seismic data on the prospect indicated the potential for significantly thicker sands on the flanks of the structure as confirmed in recent major deepwater discoveries.  Based on information obtained to date in the South Timbalier Block 168 well, McMoRan believes additional drilling on the flanks could result in significant reserve potential.  McMoRan operates the well and owns a 32.3 percent working interest.  McMoRan’s partners, PXP and Energy XXI (NASDAQ: EXXI), hold a 35 percent working interest and 20 percent working interest, respectively.

In September 2008, McMoRan entered into a drilling contract with Rowan Companies, Inc. for the new 240C class jack-up, Rowan-Mississippi.  This rig will allow McMoRan to continue to execute its deep and ultra deep exploration program on the Shelf of the Gulf of Mexico.  McMoRan’s partners in the ultra deep trend include PXP and Energy XXI.  McMoRan expects drilling operations to commence with this rig at the Ammazzo exploration prospect located on South Marsh Island Block 251 in 25 feet of water in November 2008.  The Ammazzo prospect has a proposed total depth of 24,500 feet.

Based on geologic and seismic data, the Ammazzo prospect is targeting one of the largest undrilled deep structures below 15,000 feet on the Shelf of the Gulf of Mexico.  It is positioned on the southern portion of the structural ridge extending from the Flatrock and JB Mountain discoveries (located approximately 16 and 11 miles north-northwest, respectively), where McMoRan has successfully proven the existence of Rob-L, Operc and Gryo sands in the Middle Miocene.  There are multiple targets at the Ammazzo prospect in these sections representing significant exploration potential (500 billion cubic feet of natural gas equivalents to greater than 1 trillion cubic feet), similar to Flatrock and potentially larger.  McMoRan will operate the well and holds a 25.9 percent working interest and 21.1 percent net revenue interest.  McMoRan’s partners, PXP and Energy XXI, hold a 28.1 percent working interest and 16.0 percent working interest, respectively.

A charge to third quarter results will be required to reduce the net book value of certain property damaged in the storm and for related adjustments to estimated future abandonment costs associated with damaged structures and well abandonment.  Preliminary estimates indicate a charge of approximately $150 million.  McMoRan intends to pursue recovery of costs under its insurance program, which is subject to a $50 million deductible.

McMoRan ended the third quarter of 2008 in a strong liquidity position with $160 million in cash and no borrowings under its $450 million bank credit facility.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of a multifaceted energy facility at the MEPH™, including the potential development of a facility to receive and process liquefied natural gas and store and distribute natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.
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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; and estimated exploration and development costs.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2007 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

The Securities and Exchange Commission permits oil and gas companies in their filings with the SEC to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain phrases and terms, such as "reserve potential” and “exploration potential," which the SEC's guidelines strictly prohibit us from including in filings with the SEC. We urge you to consider closely the disclosure of proved reserves included in McMoRan's Annual Report on Form 10-K for the year ended December 31, 2007.

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